Exhibit 99.1

Shuttle Pharmaceuticals to Participate in the Lytham Partners Spring 2023 Investor Conference

ROCKVILLE, Md., May 17, 2023 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT) (the “Company,” “Shuttle Pharmaceuticals”), announced today that its Chief Executive Officer, Anatoly Dritschilo, M.D., will be participating in a Webcast and Panel Presentation at the Lytham Partners Spring 2023 Investor Conference (the “Conference”) on Thursday, May 18, 2023. Management will also be conducting one-on-one meetings with investors.

Company Webcast

The Company’s webcast presentation will be available for viewing at 9:00 am ET on Thursday, May 18, 2023, on the Company’s website at https://shuttlepharma.com/investor-relations/ or https://wsw.com/webcast/lytham8/shph/2045925. The webcast will also be archived and available for replay.

Panel Presentation

Additionally, Dr. Dritschilo will be participating in a panel titled, “Advancements in the Fight Against Cancer.” This panel, also to be conducted virtually, will be held on Thursday, May 18, 2023, at 11:00 am ET. To access the panel, please visit: https://wsw.com/webcast/lytham8/panel2/2271150.

1x1 Meetings

Dr. Dritschilo will be participating in virtual one-on-one meetings throughout the Conference. To arrange a meeting with Dr. Dritschilo, please contact Lytham Partners at 1x1@lythampartners.com or register at https://www.lythampartners.com/spring2023invreg/.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Shuttle Pharmaceuticals

Contact: Anatoly Dritschilo, M.D., Chief Executive Officer

Tel: 240-403-4212

Email: info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Contact: Robert Blum

Tel: 602-889-9700

Email: shph@lythampartners.com